Exhibit 5.1

[Letterhead of Cleary Gottlieb Steen & Hamilton LLP]

October 31, 2011

IASIS Healthcare LLC

IASIS Capital Corporation

117 Seaboard Lane, Building E

Franklin, Tennessee 37067

Ladies and Gentlemen:

We have acted as special counsel to IASIS Healthcare LLC, a Delaware limited liability company (“IASIS LLC”) and IASIS Capital Corporation, a Delaware corporation (“IASIS Capital,” and together with IASIS LLC, the “Issuers”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to up to $850,000,000 aggregate principal amount of the Issuers’ 8.375% Senior Notes due 2019 (the “Exchange Notes”) to be offered in exchange for the Issuers’ outstanding 8.375% Senior Notes due 2019 originally issued on May 3, 2011 (the “Initial Notes”). The Exchange Notes are fully and unconditionally guaranteed by each of the guarantors listed in the Registration Statement (the “Guarantors” and, together with the Issuers, the “Registrants”). The Exchange Notes will be issued under an indenture dated as of May 3, 2011 (the “Indenture”) among the Issuers, the Guarantors and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”). The Indenture includes the guarantees of the Exchange Notes by the Guarantors (the “Guarantees”).

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	an executed copy of the Indenture; and

(c)	the form of the Exchange Notes included in the Indenture.

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In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Issuers and the Guarantors formed in the State of Delaware listed in Annex A hereto (the “Delaware Guarantors”) and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Exchange Notes will conform to the form thereof that we have reviewed and will be duly authenticated in accordance with the terms of the Indenture.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the Exchange Notes, in the form included in the Indenture, have been duly executed by the Issuers and authenticated by the Trustee in accordance with the terms of the Indenture, and duly issued and delivered by the Issuers in exchange for an equal principal amount of Initial Notes, (a) the Exchange Notes will be the valid, binding and enforceable obligations of the Issuers, entitled to the benefits of the Indenture and (b) the Guarantees set forth in the Indenture will be the valid, binding and enforceable obligations of the Guarantors, entitled to the benefits of the Indenture.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of any Registrant, such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity. In addition, (i) the waiver of defenses contained in Article 10 of the Indenture may be ineffective to the extent that any such defense involves a matter of public policy in New York and (ii) the enforceability of indemnification provisions may be subject to public policy considerations. In giving the foregoing opinions relating to the validity, binding effect or enforceability of any agreement or obligation of any of the Guarantors other than the Delaware Guarantors, we have relied without independent investigation, as to matters relating to the laws of the States of Arizona, Utah and Colorado, on the opinion of Christopher Y. Chi, Esq., a copy of which is filed as Exhibit 5.2 to the Registration Statement (the “Local Opinion”), and our opinions are subject to all of the limitations and qualifications contained therein.

Except insofar as we have relied on the Local Opinion, the foregoing opinions are limited to the law of the State of New York, the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware and the Revised Uniform Partnership Act of the State of Delaware (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder. The opinions expressed herein are rendered on

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and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Michael L. Ryan
Michael L. Ryan

IASIS Healthcare LLC

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Annex A

Arizona Diagnostic & Surgical Center, Inc.

Baptist Joint Venture Holdings, Inc.

Beaumont Hospital Holdings, Inc.

Biltmore Surgery Center Holdings, Inc.

Brim Holding Company, Inc.

Davis Hospital Holdings, Inc.

DecisionPoint Services, Inc.

Indigent Care Services of Northeast Louisiana, Inc., f/k/a

First Choice Physicians Network Holdings, Inc.

IASIS Finance, Inc.

IASIS Healthcare Holdings, Inc.

IASIS Hospital Nurse Staffing Company

IASIS Management Company

IASIS Physician Services, Inc.

Extended Care Hospital of Southeast Texas, Inc., f/k/a

IASIS Port Arthur ASC, Inc.

IASIS Transco, Inc.

Jordan Valley Hospital Holdings, Inc.

MSC/AZ, Inc.

North Vista Hospital, Inc.

Palms of Pasadena Homecare, Inc.

Physician Group of Arizona, Inc.

Physician Group of Florida, Inc.

Physician Group of Louisiana, Inc.

Physician Group of Utah, Inc.

Rocky Mountain Medical Center, Inc.

Salt Lake Regional Physicians, Inc.

Tampa Bay Staffing Solutions, Inc.

Utah Transcription Services, Inc.

Brim Physicians Group of Texas, LLC

IASIS Finance Texas Holdings, LLC

IASIS Glenwood Regional Medical Center, LP

Memorial Hospital of Tampa, LP

Mesa General Hospital, LP

Palms of Pasadena Hospital, LP

St. Luke’s Behavioral Hospital, LP

St. Luke’s Medical Center, LP

Town & Country Hospital, LP